SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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PHOTRONICS, INC.
(Name of Registrant as Specified In Its Charter)

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PHOTRONICS, INC.
15 Secor Road
Brookfield, Connecticut 06804
(203) 775-9000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 22, 2018

TO THE SHAREHOLDERS OF PHOTRONICS, INC.:

Notice is hereby given that the Annual Meeting of Shareholders of Photronics, Inc. will be held at the Jupiter Beach Resort, Lighthouse Boardroom Second Floor, 5 North A1A, Jupiter, FL 33477 at 8:30a.m. Eastern Time, on March 22, 2018, for the following purposes:

1)	To elect seven members of the Board of Directors;
2)	To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending October 28, 2018; and
3)	To approve, by non-binding advisory vote, the compensation of our named executive officers;

The shareholders will also act on any other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed February 15, 2018, as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting. A list of those shareholders entitled to vote at the Annual Meeting will be available for inspection by any of our shareholders for any purpose germane to the Annual Meeting, during regular business hours at Photronics principal executive offices 20 days prior to the Annual Meeting.

YOUR VOTE IS IMPORTANT. ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. TO ENSURE YOUR REPRESENTATION AT THE MEETING, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE OR AUTHORIZE THE VOTING OF YOUR SHARES BY INTERNET OR TELEPHONE PRIOR TO THE DEADLINE SPECIFIED ON YOUR PROXY CARD. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

We thank you for your continued support.

Shareholders planning on attending the meeting in person should bring photo identification.

By Order of the Board of Directors,

/s/ Richelle E. Burr
Richelle E. Burr
Vice President, General Counsel and Secretary

PHOTRONICS, INC.
15 Secor Road
Brookfield, Connecticut 06804
(203) 775-9000

PROXY STATEMENT
For the Annual Meeting of Shareholders
to be held on March 22, 2018

GENERAL INFORMATION

The enclosed proxy is solicited by the Board of Directors (the “Board” or “Board of Directors”) of Photronics, Inc. (“Photronics” or the “Company”), to be voted at the Annual Meeting of Shareholders or any adjournments or postponements thereof (the “Annual Meeting”) to be held on March 22, 2018, at 8:30 a.m. Eastern Time at the Jupiter Beach Resort, Lighthouse Boardroom Second Floor, 5 North A1A, Jupiter, FL 33477. This proxy statement and the enclosed proxy card are being filed with the Securities and Exchange Commission on February 26, 2018 and on the same day the Company will begin sending the proxy statement and proxy card to all shareholders entitled to vote at the Annual Meeting. Our Annual Report on Form 10-K for the fiscal year ended October 29, 2017, as filed with the Securities and Exchange Commission (“SEC”), is included in the Annual Report to Shareholders being made available to our shareholders with this proxy statement.

The persons named as proxies on the accompanying proxy card have informed the Company of their intention, if no contrary instructions are given, to vote the shares of the Company’s common stock (“Common Stock”) represented by such proxies “FOR” each of the director nominees named herein and Proposals 2 and 3 at their discretion on any other matters which may come before the Annual Meeting. The Board of Directors does not know of any business to be brought before the Annual Meeting other than as set forth in the Notice of Annual Meeting of Shareholders.

Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use. Such revocation would be effective upon: (a) receipt by the Secretary of the Company of written notice of such revocation; (b) receipt by the Secretary of the Company of a properly executed proxy bearing a later date; or (c) appearance by the shareholder at the Annual Meeting and his or her request to revoke the proxy. Any such notice or proxy should be sent to Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Secretary. Appearance at the Annual Meeting without a request to revoke a proxy will not revoke a previously executed and delivered proxy.

QUORUM; REQUIRED VOTES

Only shareholders of record at the close of business on February 15, 2018, are entitled to notice of and to vote at the Annual Meeting. As of February 15, 2018, there were 69,368,876 shares of Common Stock issued and outstanding, each of which is entitled to one vote. At the Annual Meeting, the presence in person or by proxy of the holders of a majority of the total number of shares of outstanding Common Stock will be necessary to constitute a quorum. Assuming a quorum is present, the matters to come before the Annual Meeting that are listed in the Notice of Annual Meeting of Shareholders require the following votes to be approved: (1) Proposal 1 (Election of Directors) a plurality of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to elect seven members of the Board of Directors; (2) Proposal 2 (Ratification of Selection of Independent Registered Public Accounting Firm for the Fiscal Year Ending October 28, 2018) a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP; and (3) Proposal 3 (Executive Compensation) a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to approve the non-binding advisory resolution approving the compensation of the named executive officers, as described in the Compensation Discussion and Analysis and the narrative disclosure included in this proxy statement.

Neither the approval nor the disapproval of Proposal 3 will be binding on the Company or the Board of Directors or will be construed as overruling a decision by the Company or the Board of Directors. Neither the approval nor the disapproval of Proposal 3 will create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Company or the Board of Directors. However, the Company will consider the results of this advisory vote in making future decisions on the Company’s compensation policies and the compensation of the Company’s named executive officers.

Shareholders who hold their shares through a broker (in “street name”), must provide specific instructions to their brokers as to how to vote their shares, in the manner prescribed by their broker. Pursuant to the rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers and nominees typically have the discretion to vote such shares on routine matters, but not on non-routine matters. If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item because it is a non-routine matter a “broker-non-vote” occurs. Under the rules governing brokers, an uncontested director election is considered a non-routine matter for which brokers do not have discretionary authority to vote shares held by an account holder. Additionally, as required by Section 957 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), advisory votes on executive compensation and on the frequency of such votes are also considered non-routine matters for which brokers do not have discretionary authority to vote shares held by account holders. Of the three proposals listed in the Notice of Annual Meeting of Shareholders only the ratification of our independent registered public accounting firm under Proposal 2 is considered a routine matter. Abstentions will be considered as present but will not be considered as votes in favor of any matter; broker non-votes will be considered as present but will not be considered as votes for the non-routine matters for which such shares are not permitted to be voted.

CORPORATE GOVERNANCE AND ETHICS

Photronics is committed to the values of effective corporate governance and high ethical standards. Our Board believes that these values are conducive to long-term performance and periodically reevaluates our policies to ensure they meet the Company’s needs. Set forth below are a few of the corporate governance practices and policies that we have adopted.

•	Related Party Transaction Policy. Our Audit Committee is responsible for approving or ratifying transactions involving the Company and related parties and determining if such transactions are, or are not, consistent with the best interests of the Company and our shareholders.
•	Executive Sessions. The Company’s Board of Directors’ meetings regularly include executive sessions without the presence of management, including the Chairman and Chief Executive Officer.
•	Shareholders Rights Plan Policy. The Company does not have a shareholders rights plan and is not currently considering adopting one. The Board of Directors’ position is that it will only adopt a shareholders’ rights plan if the Board of Directors determines that it is in the best interests of the Company, taking into consideration all factors that it deems advisable and appropriate.

BOARD OF DIRECTORS’ POLICIES, COMMITTEE CHARTERS, AND CODE OF ETHICS

The Board of Directors has responsibility for establishing broad corporate policies and reviewing overall performance rather than day to day operations of the Company. The Board’s primary responsibility is to oversee management and, in doing so, to serve the Company’s and its shareholders’ best interests. Company management keeps the Board of Directors informed of Company activities through written reports and presentations at Board and Board Committee meetings.

The Company has adopted a code of ethics and corporate governance policy to assist the Board and its committees in the exercise of their responsibilities. The code of ethics and corporate governance policy apply generally to the Board and the Company’s named executive officers. Each of the Board committees has a written charter that sets forth the goals and responsibilities of the committee. The Company’s code of ethics and Board committee charters can be found on the Company’s website at www.photronics.com. Shareholders may also request a free copy of the Company’s code of ethics from: Photronics, Inc., 15 Secor Rd., Brookfield, Connecticut 06804, Attention: Investor Relations. We will disclose any amendments to, or waivers from, a provision of our code of ethics that applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions that relate to any element of the code of ethics as defined in Item 406 of Regulation S-K, by posting such information on our website.

The Board of Directors has assessed each of its seven nominees for Director against the NASDAQ Global Select Market (“NASDAQ”) standards for independence and determined that Messrs. Fiederowicz, Fiorita, Hsia, and Tyson meet the general definition of an independent director as defined by NASDAQ.

The number of directors on the Company’s Board is not permitted to be less than three or more than fifteen members under the Company’s bylaws. Currently, the Board has fixed the number of directors at seven members. The Board is responsible for nominating members to the Board and for filling vacancies on the Board that may occur between annual meetings of shareholders, in each case upon the recommendation of the Nominating Committee. The Nominating Committee seeks input from other Board members and senior management and may engage a search firm to identify and evaluate potential candidates. The Board and each of the committees of the Board conduct annual self-assessments to determine their effectiveness. Additionally, each committee reviews the adequacy of its charter annually and considers any proposed changes.

BOARD LEADERSHIP STRUCTURE

In May of 2015, Dr. Peter Kirlin was appointed as Chief Executive Officer and a member of the Board of Directors of the Company. Former Chairman and Chief Executive Officer of the Company, Constantine Macricostas became Executive Chairman at the time of Dr. Kirlin’s appointment as Chief Executive Officer. The Executive Chairman reported directly to the Company’s Board of Directors, assisted the Chief Executive Officer in setting the agenda for meetings of the Board of Directors and performed other duties that the Board assigned. The Company announced that Constantine Macricostas will no longer be Executive Chairman of the Company effective January 20, 2018. Mr. Macricostas will continue to be Chairman of the Board but no longer be an employee of the Company. Mr. Macricostas has agreed to provide consulting services to the Company through DEMA Associates, LLC. Compensation for such services will be US$390,000 per year for forty hours per month. Mr. Macricostas will continue to work on special projects at the request of the Chief Executive Officer and will also continue to be involved in all decisions relating to capital expenditures and strategic planning.

The Board also has a Lead Independent Director. Mr. Walter Fiederowicz serves as Lead Independent Director. Mr. Fiederowicz’s duties include the following: chair any meeting of the independent directors in executive session; facilitate communications between other members of the Board and the Chairman of the Board and Chief Executive Officer (however, each director is free to communicate directly with the Chairman of the Board and the Chief Executive officer); and monitor, with the assistance of the General Counsel, communications from shareholders.

The Board will continue to reexamine our corporate governance policies and leadership structure on an ongoing basis to ensure that such policies and leadership structure continue to meet the Company’s needs.

THE BOARD OF DIRECTORS’ ROLE IN RISK OVERSIGHT AND ASSESSMENT

The Company has a risk management program overseen by senior management and approved by the Board of Directors. The Board’s risk oversight processes build upon management’s regular risk assessment and mitigation processes, which include standardized reviews conducted with members of management across and throughout the Company in areas such as financial and management controls, strategic and operational planning, regulatory compliance, and environmental compliance. The results of these reviews are then discussed and analyzed at the most senior level of management, which assesses both the level of risk posed in these areas and the likelihood of their occurrence, coupled with planning for the mitigation of such risks and occurrences.

Risks are identified and prioritized by senior management and each prioritized risk is assigned to either a Board committee or the full Board for oversight. For example, strategic risks are overseen by the full Board; financial and business conduct risks are overseen by the Audit Committee or the full Board; risks associated with related party transactions are overseen by the Audit Committee; risks related to Cyber Security are overseen by the Cyber Security Committee; and compensation risks are overseen by the Compensation Committee. Management regularly reports these and other various risks to the relevant Board committee or the Board. Additional review or reporting of risks is conducted as needed or as requested by the Board or relevant Board committee.

COMPENSATION RELATED RISK

The Company regularly assesses the risks related to our compensation programs, including our executive compensation programs, and does not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. Incentive award targets and opportunities are reviewed annually thereby allowing the Compensation Committee to maintain an appropriate balance between rewarding extraordinary performance, without encouraging excessive risk taking.

OWNERSHIP OF COMMON
STOCK BY DIRECTORS, OFFICERS
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information on the beneficial ownership of the Company’s Common Stock as of February 15, 2018, by: (i) beneficial owners of more than five percent of the Common Stock; (ii) each director; (iii) each Named Executive Officer in the Summary Compensation Table set forth below; and (iv) all directors and currently employed executive officers of the Company as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percentage of Class
Black Rock, Inc. 55 East 52nd Street New York, NY 10022	8,932,962		12.9	%(3)
Dimensional Fund Advisors Palisades West, Building One 6300 Bee Cove Road Austin, TX 78746	5,802,383		8.40	%(4)
Donald Smith & Co., Inc. 152 West 57th Street New York, NY 10019	4,469,231		6.47	%(5)
Barrow, Hanley, Mewhinney & Strauss, LLC 2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761	4,405,949		6.38	%(6)
The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	3,990,475		5.77	%(7)

Officers and Directors
Richelle Burr	151,984	(8)		*
Walter M. Fiederowicz	92,000	(8)		*
Joseph A. Fiorita, Jr.	225,700	(8)(9)		*
Liang-Choo Hsia	78,000	(8)		*
John P. Jordan	36,000			*
Peter Kirlin	418,932	(8)		*
Constantine S. Macricostas	1,137,575	(8)	1.64%
George Macricostas	60,000	(8)		*
Christopher J. Progler	272,785	(8)		*
Sean T. Smith	140,358	(10)		*
Mitchell G. Tyson	115,739	(8)		*
Directors and Named Executive Officers as a group (10 persons)	2,588,715	(11)	3.73	%(8)
*	Less than 1%
(1)	The address for all officers and directors is 15 Secor Road, Brookfield, Connecticut 06804.
(2)	Except as otherwise indicated, the named person has the sole voting and investment power with respect to the shares of Common Stock set forth opposite such person’s name.
(3)	Based on Schedule 13G/A filed January 19, 2018.
(4)	Based on Schedule 13G/A filed February 9, 2018.
(5)	Based on Schedule 13G February 12, 2018.
(6)	Based on Schedule 13G filed February 12, 2018.
(7)	Based on Schedule 13G filed on February 9, 2018.
(8)	Includes shares of Common Stock subject to stock options exercisable as of February 15, 2018, (or within 60 days thereof), as follows: Ms. Burr: 95,875; Mr. Fiederowicz: 47,000; Mr. Fiorita: 15,000; Dr. Hsia: 12,000; Dr. Kirlin: 213,937; Mr. Constantine Macricostas: 645,000: Mr. George Macricostas: 2,000; Dr. Progler: 182,885; and Mr. Tyson: 36,360.
(9)	Includes 300 shares owned by the wife of Mr. Fiorita as to which shares he disclaims beneficial ownership.
(10)	Mr. Smith retired from the Company on December 8, 2017. The shares above reflects the amount shown in the most recent Form 4 filed on December 5, 2017.
(11)	Includes the shares listed in notes (8) and (9) above; however, does not include the shares of Sean T. Smith as he retired from the Company December 8, 2017.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board has nominated seven directors to be elected at the 2018 Annual Meeting to serve for a one year term. Each of the seven directors of the Company that is elected at the Annual Meeting will serve until the 2019 Annual Meeting of Shareholders (unless such director resigns or otherwise leaves the Board). Each nominee is currently a director of the Company and has agreed to serve if elected. The names of, and certain information with respect to, the nominees for election as directors are set forth below.

The Company is open and receptive to shareholder communication. If, for any reason, any of the nominees shall become unable to stand for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes chosen by the Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the Annual Meeting. The Company has no reason to believe that any nominee will be unable to serve as a director.

The Board of Directors recommends that you vote “FOR” the election of each of the following nominees:

Nominees:

Name and (Age)	Director Since	Position(s) with the Company
Walter M. Fiederowicz (71 years)	1984	Director

Joseph A. Fiorita, Jr. (73 years)	1987	Director

Dr. L. C. Hsia (69 years)	2012	Director

Dr. Peter S. Kirlin (57 years)	2015	Director/CEO

Constantine S. Macricostas (82 years)	1974	Chairman

George Macricostas (48 years)	2002	Director

Mitchell G. Tyson (63 years)	2004	Director

Messrs. Fiederowicz, Fiorita, Hsia, and Tyson qualify as being independent under applicable NASDAQ rules.

In addition to the information set forth in the table above, the following provides certain information about each nominee for election as director, including his principal occupation for at least the past five years. Also set forth below is a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that each nominee and director should serve as a director as of the date of this proxy statement.

Walter M. Fiederowicz has been a private investor and consultant since August 1997. Mr. Fiederowicz is Chairman of the Compensation Committee and Vice Chairman of the Audit Committee. Mr. Fiederowicz brings to the Board of Directors substantial experience in analyzing and forecasting economic conditions both domestically and internationally. Through his service on the boards of other companies, he has gained extensive experience in leadership, risk management, and corporate governance matters. Mr. Fiederowicz brings leadership and extensive business and financial experience to the Board.

Joseph A. Fiorita, Jr., CPA, has been a partner since 1973 at Fiorita, Kornhaas & Company, P.C., an independent certified public accounting firm with offices located in Danbury and Southbury, Connecticut. He is a member of the Connecticut Society of Certified Public Accountants (CSCPA) and American Institute of Certified Public

Accountants (AICPA). He serves as an advisory board member of various closely-held companies and charitable organizations. He is also a Corporator for Newtown Savings Bank. Mr. Fiorita is Chairman of the Audit Committee and Vice Chairman of the Compensation Committee of the Board. Mr. Fiorita qualifies as an audit committee financial expert as defined under Item 407 of Regulations S-K audit committee rules. Mr. Fiorita brings to the Board of Directors broad experience in corporate finance and is highly qualified in the fields of accounting and internal controls, both of which contribute to his effective service on the Board of Directors. Through his service on the board of directors of other companies, he has gained additional experience in risk management and corporate governance.

Liang-Choo Hsia was formerly Senior Vice President and Senior Technical Advisor at Global Foundries. He joined Global Foundries as a result of the acquisition of Chartered Semiconductor Manufacturing where, for over ten years, he played a pivotal role in defining roadmaps for advanced node migration and oversaw the company’s participation in the Joint Development Alliance with IBM for advanced manufacturing at the 22/20nm nodes. He joined Chartered after serving for three years as Director of Technology Development for United Microelectronics Corporation in Taiwan. Prior to that, he spent over a decade with IBM as an advisory scientist in various divisions. Dr. Hsia has authored or co-authored over 100 papers and over 50 patents. He resides in Taiwan and has offices in Taiwan and Singapore. Dr. Hsia is a member of the investment committee of Semi Taiwan, serves as a Director on the Board of Everam, Inc. Taiwan, a mobile DRAM design house, and serves on the Board of Sequia Microelectronics Corp., Taiwan, a design house for LED power supply chips. Dr. Hsia is Chairman of the Strategic Planning and Technology Development Committee and is a member of the Nominating Committee of the Board. Dr. Hsia brings an in depth knowledge and wealth of experience in the industry to the Board.

Peter S. Kirlin joined Photronics in August 2008 as Senior Vice President, US and Europe. Dr. Kirlin became Chief Executive Officer in May of 2015 after having been named President in 2013. Prior to joining Photronics, Dr. Kirlin, a 25-year veteran of the photomask and semiconductor industries, held several senior leadership positions of increasing responsibility. Dr. Kirlin was Vice President of Business Development at Entegris, a developer, manufacturer, and supplier of liquid and gas delivery systems, components, and consumables used in the semiconductor manufacturing process; Chairman and Chief Executive Officer of DuPont Photomasks; and Group Vice President of ATMI, a supplier of ultra-high purity materials and services used in the manufacture of semiconductors. Dr. Kirlin also was Executive Chairman of the privately-held firm Akrion, Inc., a provider of surface preparation solutions to the semiconductor and electronics industries. Dr. Kirlin was Executive Chairman of Akrion, Inc. from January 2007 to July 2008. Dr. Kirlin brings leadership, strategic direction, extensive business experience and a wealth of knowledge of the photomask and semiconductor industry to the Board.

Constantine S. Macricostas is Chairman of the Board and founder of the Company. Mr. Macricostas was Executive Chairman of the Company until January 20, 2018. Mr. Macricostas previously served as Chief Executive Officer of the Company on three different occasions from 1974 until August 1997, from February 2004 to June 2005, and from April 2009 until May 2015. Mr. Macricostas is a former director of RagingWire Data Centers, Inc., (“RagingWire”). Mr. Macricostas is the father of George Macricostas. Mr. Macricostas’ knowledge of the Company and its operations, as well as, the industry is invaluable to the Board of Directors in evaluating and directing the Company’s future. Through his long service to the Company and experience in the photomask industry, he has developed extensive knowledge in the areas of leadership, safety, risk oversight, management, and corporate governance, each of which provides great value to the Board of Directors. Mr. Macricostas is a member of the Cyber Security Committee of the Board.

George Macricostas is an independent investor and former Chairman of the Board, Chief Executive Officer, and a founder of RagingWire Data Centers, Inc., a company that provides secure data center infrastructure and managed information technology services to data intensive enterprises. Mr. Macricostas is a member of the Strategic Planning and Technology Development Committee and the Cyber Security Committee of the Board. Mr. Macricostas is a member of the Board of Directors of the Jane Goodall Institute, and was a finalist in the 2007 Ernst and Young Entrepreneur of the Year program. From November 2005 to January 2007, Mr. Macricostas was Executive Vice Chairman of RagingWire. From May 2000 through November 2010 and June 2012 through January 2017, Mr. Macricostas was Chief Executive Officer of RagingWire and Executive Chairman through January 2018. Prior to the founding of RagingWire, from February 1996 until April 2000, Mr. Macricostas was a senior vice president of the Company, where he was responsible for all aspects of the Company’s global information technology infrastructure. Mr. Macricostas is the son of Constantine S.

Macricostas. Mr. Macricostas brings over 25 years of technical and business management experience in operations and information technology to the Board of Directors. Through his service on the Board, he has gained additional experience in risk management and corporate governance. Mr. Macricostas brings industry, risk management, leadership and business experience to the Board which enables him to bring broad based experience and expertise to the Board.

Mitchell G. Tyson is an independent business strategy and clean energy consultant and serves on multiple industry, government, and corporate boards of directors. He is also an Adjunct Professor at the Brandeis International Business School, a partner in the Clean Energy Venture Group, chair of the Northeast Clean Energy Council, chair of the Venture Café Foundation, and board member at Greentown Labs. He serves on the Board of Bigbelly, Inc., a supplier of enterprise waste management and urban connectivity solutions, 7AC Technologies, and Leading Edge Crystal Technology. Until October 2010 he was the Chief Executive Officer and a Director of Advanced Electron Beams. Prior to joining Advanced Electron Beams in 2005, Mr. Tyson was a corporate consultant and lecturer. Previously, Mr. Tyson served as the Chief Executive Officer of PRI Automation, a publicly traded corporation that supplied automation systems including hardware, software and services to the semiconductor industry. From 1987 to 2002, he held positions of increasing management responsibility and helped transform PRI Automation from a small robotics manufacturer to the world’s leading supplier of semiconductor fab automation systems. Prior to joining PRI Automation, Mr. Tyson worked at GCA Corporation from 1985 to 1987 as Director of Product Management and served as science advisor and legislative assistant to the late U.S. Senator Paul Tsongas from 1979 to 1985. Mr. Tyson is Chairman of the Nominating Committee and a member of the Audit Committee of the Board. Mr. Tyson brings leadership and extensive business experience as well as finance expertise to the Board.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors met seven times during the 2017 fiscal year. During fiscal 2017, each director attended all of the regular meetings of the Board of Directors and 100% of committee meetings of the Board on which such director served.

The Company’s Board of Directors has Audit, Compensation, Nominating, Strategic Planning and Technology Development and Cyber Security Committees. Members of the Audit, Compensation, and Nominating Committees are comprised of independent, non-employee directors.

The Audit Committee’s functions include the appointment of the Company’s independent registered public accounting firm, reviewing with such accountants the plan for and results of their auditing engagement, and the independence of such accountants. Pre-approval of all audit & non audit services provided to the company. Messrs. Fiederowicz, Fiorita, and Tyson are the members of the Audit Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules and Rule 10A-3 under the Exchange Act. Mr. Fiorita qualifies as an audit committee financial expert as defined under Item 407 of Regulation S-K. The Audit Committee held 11 meetings during the 2017 fiscal year.

The Compensation Committee’s functions include establishing the compensation levels for our executive officers and overseeing compensation policies and programs for the executive officers of the Company and administration of the Company’s equity and stock plans. This includes setting corporate goals and objectives relevant to compensation of our executive officers and evaluating performance against these goals and objectives. The Committee also reviews and makes recommendations to the Board with respect to director compensation. Members of management, including the Chairman, the Chief Executive Officer, the Chief Financial Officer, the Vice President of Human Resources, and the Vice President and General Counsel participate in Compensation Committee meetings when requested by the Committee to present and discuss the materials provided, including recommendations considered to be relative to executive pay and competitive market practices. These members of management assist the Committee in understanding the Company’s business plan and long-term strategic direction, developing the performance targets for our performance-based compensation and understanding the technical or regulatory considerations, as well as, the motivational factors of the decisions that are intended to drive executive and company performance. Although the Committee solicits input and perspective from management regarding executive compensation, the ultimate decision on executive compensation is made solely by the Compensation Committee, and the decision regarding the Chief Executive Officer’s compensation is made by the Compensation Committee without the presence of the Chief Executive Officer. Messrs. Fiederowicz and Fiorita are the members of the Compensation Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules. The Compensation Committee held 6 meetings during the 2017 fiscal year.

The purpose of the Strategic Planning and Technology Development Committee is to assist the Board of Directors with planning and directing the Company towards its vision and strategic goals. Dr. Hsia and Mr. George Macricostas are the members of the Strategic Planning and Technology Development Committee. The Strategic Planning and Development Committee held 3 meetings during the 2017 fiscal year.

The Cyber Security Committee was formed in fiscal 2017. The purpose of the Cyber Security Committee is to assist the Board and the Company’s management in fulfilling its oversight responsibilities to the shareholders and investment community by reviewing and reporting on technology based issues as well as cybersecurity risks, protection, and mitigation. Mr. Constantine Macricostas and Mr. George Macricostas are the members of the Cyber Security Committee. The Committee held 1 meeting during the 2017 fiscal year.

The Nominating Committee’s functions include the consideration and nomination of candidates for election to the Board. Mr. Tyson and Dr. Hsia are the members of the Nominating Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules. This Committee held 1 meeting during the 2017 fiscal year.

The minimum qualifications for nominees to be considered by the Nominating Committee are experience as a business or technology leader, the highest ethical standards, the ability to deliver value and leadership to the Company, and the ability to understand, in a comprehensive manner, the technology utilized by the Company and its customers for the production of semiconductors and flat panel displays. If an opening for a Director arises the Board will conduct a search for qualified candidates. The Nominating Committee utilizes its network of contacts to compile a list of potential candidates but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee will also consider qualified candidates for Director suggested by shareholders in written submissions sent to Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Secretary. The Nominating Committee also considers the diversity of backgrounds and expertise represented in the Board’s composition and whether a nominee is qualified to serve may depend in part on the backgrounds of the other directors, so that the Board of Directors as a whole has an appropriate mix of backgrounds and breadth of experience. The Nominating Committee reviews its effectiveness in balancing these considerations through its ongoing consideration of directors and nominees, as well as the Nominating Committee’s annual self-evaluation process. The Nominating Committee evaluates candidates in the same manner, whether the candidate was recommended by a shareholder or not.

The Nominating Committee did not receive any Director nominations from a shareholder for the Annual Meeting.

The Board provides a process for shareholders to send communications to the Board or to any Director individually. Shareholders may send written communications to the Board or to any Director c/o Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Secretary. All communications will be compiled by the Secretary and submitted to the Board or the individual Directors on a periodic basis.

It is the Company’s policy that the Directors who stand for election at the Annual Meeting attend the Annual Meeting unless the Director has an irreconcilable conflict and attendance has been excused by the Board. All of the nominees who were Directors during the last fiscal year and who are standing for election at the Annual Meeting attended the 2017 Annual Meeting of Shareholders.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three directors, each of whom meets the independence requirements of the applicable NASDAQ rules and Rule 10A-3 under the Exchange Act. The Audit Committee operates under a written charter adopted by the Board of Directors of the Company. The Audit Committee also prepares a written self-performance evaluation of the Committee’s performance on an annual basis.

For the fiscal year ended October 29, 2017, the Audit Committee reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP. The committee also reviewed and discussed with Deloitte & Touche LLP the audited Financial Statements and the matters required by PCAOB Auditing Standard No. 1301 Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Ethics and Independence Rule 3526 (communications with Audit Committee, concerning Independence) and has discussed with Deloitte & Touche LLP that firm’s independence from the Company and its management. The Audit Committee reviewed and discussed with management and Deloitte & Touche LLP, as appropriate, (1) the audited financial statements and (2) management’s report on internal control over financial reporting and Deloitte & Touche LLP’s related opinions. The Committee considered whether the provision of non-audit services by Deloitte & Touche LLP to the Company is compatible with maintaining the independence of Deloitte & Touche LLP, and concluded that the independence of Deloitte & Touche LLP was not compromised by the provision of such services. The Audit Committee met with management periodically during the fiscal year to review the Company’s Sarbanes-Oxley Section 404 compliance efforts related to internal controls over financial reporting. Additionally, the Audit Committee pre-approved all audit and non-audit services provided to the Company by Deloitte & Touche LLP. Based on the foregoing meetings, reviews, and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal year 2017 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

The Audit Committee has a formal procedure for reviewing complaints and inquiries about accounting and auditing matters and violations of Company policy.

Fees Paid to the Independent Registered Public Accounting Firm

For the fiscal years ended October 29, 2017 and October 30, 2016, the aggregate fees for professional services rendered by Deloitte & Touche LLP were as follows:

	Fiscal 2017	Fiscal 2016
Audit Fees(a)	$1,088,167	$864,000
Audit-Related Fees(b)	48,700	26,300
Tax Fees(c)	51,354	54,000
All Other Fees	0	0
Total	$1,188,221	$944,300
(a)
Represents aggregate fees in connection with the audit of the Company’s annual financial statements, internal controls over financial reporting, and review of the Company’s quarterly financial statements or services normally provided by Deloitte & Touche LLP.
(b)	Represents assurance and other activities not directly related to the audit of the Company’s financial statements.
(c)	Represents aggregate fees in connection with tax compliance, tax advice and tax planning.
This report is submitted by:

Joseph A. Fiorita, Jr.
Chairman

Walter M. Fiederowicz

Mitchell G. Tyson

EXECUTIVE OFFICERS

The names of the executive officers (the “Named Executive Officers”) of the Company are set forth below together with the positions held by each person in the Company. All executive officers are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.

Name and Age	Position	Served as an Executive Officer Since
Richelle E. Burr, 53	Vice President, General Counsel and Secretary	2010

John P. Jordan, 72	Senior Vice President, Chief Financial Officer	2017

Peter S. Kirlin, 57	Chief Executive Officer	2008

Frank Lee, 65	President of Asia IC Photomask SBU	2018

Constantine S. Macricostas, 82	Chairman	2008

Christopher J. Progler, 54	Vice President, Chief Technology Officer and Strategic Planning	2004

Sean T. Smith, 57	Senior Vice President, Chief Financial Officer	2000

Richelle E. Burr joined Photronics in 2003 as Corporate Counsel. She was promoted to Vice President, Associate General Counsel in 2008 and was appointed Secretary in April of 2009 prior to her appointment as General Counsel in January 2010.

John P. Jordan was appointed as Senior Vice President, Chief Financial Officer, effective September 5, 2017. Prior to joining Photronics, Mr. Jordan was most recently Vice President, Chief Financial Officer, Treasurer and Controller of AstroNova, Inc. Before joining AstroNova, Mr. Jordan served as Vice President, Chief Financial Officer, and Treasurer of Zygo Corporation from 2011 to 2014. Prior to that he was Vice President, Chief Financial Officer, and Treasurer of Baldwin Technology Company, Inc.

Dr. Peter S. Kirlin was appointed Chief Executive Officer on May 4, 2015. Prior to his appointment as Chief Executive Officer, he served as President of the Company beginning in September of 2013. He joined Photronics in August 2008 as Senior Vice President, US and Europe.

Dr. Frank Lee became a Named Executive Officer on January 20, 2018. Dr. Lee has been serving as the President of PDMC (formerly PSMC) since 2006. Prior to that he was CEO, NSMC, Ning-PO from 2004 to 2006 and was Fab Director and Senior Advisor for UMC, Hsin-Chu, Taiwan from 2001 to 2004 and, prior to that, he was Executive Vice President of Grace Semiconductor, Shanghai, China from 2000-2001.

Constantine S. Macricostas currently services as Chairman of the Board. He ceased being an employee of the Company effective as of January 20, 2018. Additional biographical information for Mr. Macricostas is set forth in Proposal 1. Mr. Macricostas is no longer an employee of the Company as of January 20, 2018.

Dr. Christopher J. Progler became an executive officer on June 21, 2006. Dr. Progler has been employed by Photronics since 2001 starting with the position of Corporate Chief Scientist. He was promoted to Vice President and Chief Technology Officer in 2004. In 2011 Dr. Progler assumed the added responsibility of Strategic Planning for the Company. Dr. Progler is a Fellow of SPIE - The International Society of Optics and Photonics. He serves on management boards of PDMC, PDMCX, and Inpria.

Sean T. Smith is the former Senior Vice President and Chief Financial Officer. Mr. Smith retired from the Company on December 8, 2017.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is comprised of two of the independent, non-employee members of the Board of Directors. The Compensation Committee is responsible for setting and administering the policies governing compensation of our executive officers. The Compensation Committee reviews and approves, among other things, overall annual performance for the Named Executive Officers (identified in the Summary Compensation Table), as well as, all participants in the Company’s 2011 Executive Incentive Compensation Plan (“2011 EICP”).

The purpose of this Compensation Discussion and Analysis is to provide material information about the Company’s compensation objectives and policies for its Named Executive Officers and to put into perspective the tabular disclosures and related narratives. The following report provides information about our compensation programs and policies, as well as, the outcomes and achievements that resulted in the determination of compensation to our Named Executive Officers. Specific 2017 compensation information for our Executive Chairman, Chief Executive Officer, and other Named Executives Officers will be outlined in a series of tables following this report.

Summary

The Company is one of the world’s leading manufacturers of photomasks, which are high precision photographic quartz plates containing microscopic images of electronic circuits. Photomasks are a key element in the manufacture of semiconductors and flat panel displays (“FPDs”) and are used as masters to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits (“ICs”) and a variety of FPDs and, to a lesser extent, other types of electrical and optical components. The Company presently operates principally from nine manufacturing facilities; two of which are located in Europe, three in Taiwan, one in Korea and three in the United States. We have commenced the construction of two manufacturing facilities in China as we expand our global manufacturing footprint. Currently, research and development photomask activities for ICs are focused on 20 nanometer node and below and, for FPDs, on Generation 8 resolution enhancement, substrates larger than Generation 8, and more complex masks for AMOLED type displays. In fiscal 2017, the Company successfully executed against several customer specific challenges while also adding to its geographic expansion into China, successfully completing a chief financial officer transition and the formation of the joint venture with Dai Nippon Printing in China. Revenue in 2017 was $450.7 million. Integrated circuit (IC) revenue declined 4% while flat panel display (FPD) declined 16%. IC weakness was mostly attributable to our largest IC customer’s loss of market share, reducing their demand for masks. In FPD, our largest customer strategically transitioned some of their manufacturing from LCD to AMOLED, temporarily reducing demand, and increased the number of high-end masks they make internally. Overall, high-end revenue decreased 20% in 2017. Gross profit was lower due to the impact of lower revenue on fixed-cost absorption. In August of 2017 we announced a $160 million investment to build a state-of-the-art high-end FPD photomask manufacturing facility in Hefei, China.

Our compensation program for our Named Executive Officers received support of over 94% of the votes cast at our 2017 Annual Meeting of Shareholders. Based on the effectiveness of our compensation program and in consideration of this year’s and prior year’s approval, the Compensation Committee decided to continue the foundation and fundamentals of the compensation structure for fiscal 2017.

Compensation Philosophy

The Company’s compensation philosophy is based on rewarding the Company’s executives for their individual and collective efforts and contributions to the Company in a manner that fosters teamwork and leads to the long-term success of the Company. We feel this is in the best interest of our shareholders. The Company also believes that delivering a substantial portion of such rewards in the form of restricted stock and/or stock options aligns the interests of the Company’s executives with the interests of shareholders. The Company’s compensation program is designed to attract and retain talented employees by providing adequate incentives to achieve its business objectives while not encouraging excessively risky behavior. The Compensation Committee periodically reviews the Company’s approach to executive compensation in light of general economic conditions of the semiconductor industry and the Company’s performance and reviews the compensation practices of its peers and makes changes when appropriate.

Compensation Objectives

Consistent with the Company’s philosophy, the Company believes that executive compensation must be competitive with other comparable employers in order for qualified employees to be attracted to, and retained by, the Company and that the Company’s compensation practices should provide incentives for driving better business performance and increasing shareholder value. Accordingly, the four primary objectives of the Company’s compensation program, as administered by the Compensation Committee are:

•	to provide competitive compensation to attract and retain talented employees;
•	to advance the goals of the Company by aligning executives’ interests with shareholder interests;
•	to minimize risks associated with compensation; and
•	to balance the incentives associated with the program in a way that provides incentives for executives to assess and manage risks associated with the Company’s business appropriately, in the context of the Company’s business strategy.

Elements of Compensation

The Compensation Committee uses three primary components to achieve the Company’s primary objectives: base salary, annual cash incentives and stock-based awards. The Company minimizes its perquisites available to its employees as a whole, including its executives.

The Compensation Committee believes that the three primary components of the Company’s compensation result in a compensation program that is competitive and aligns the Named Executive Officers’ interests with shareholder value creation.

Base Salary

Base salaries provide each executive with a fixed, minimum level of cash compensation. The Company believes that it is important for retention, stability, and continuity of leadership that base salaries be competitive with the

Company’s peers. Base salaries may be increased or decreased depending upon changes in duties or economic conditions. The base salary of the Company’s Chief Executive Officer was approximately 49% of his total compensation in 2017.

Annual Cash Incentives

Annual cash incentives are used to promote the achievement of specific short-term goals of the Company that correspond to certain goals of the Company set on an annual basis and the underlying metrics relating thereto. Approximately 4% of the Named Executive Officers’ compensation in 2017 consisted of annual cash incentives.

Stock-Based Awards

Stock-based awards are the Company’s preferred approach to both align the interests of shareholders with the executives, as well as enhance the Company’s retention goals. By virtue of the stock-based awards, the Named

Executive Officers are shareholders themselves and participate in the gains in value of the Company’s stock. 44% of the Named Executive Officers’ (not including the Chief Executive Officer) compensation in 2017 consisted of stock-based compensation and 45% of the Chief Executive Officer’s Compensation in 2017 consisted of stock-based compensation.

Total Direct Compensation Chief Executive Officer (Peter Kirlin)	Total Direct Compensation All Other Named Executive Officers

Determination of Total Compensation

When determining total compensation, the Compensation Committee assesses five primary factors:

•	the overall performance of the Company;
•	the Named Executive Officer’s role in that performance;
•	the compensation previously received by the Named Executive Officer;
•	the compensation of similarly situated executive officers working for peer group companies; and
•	shareholder feedback.

When linking the Company’s performance and the total compensation of the Named Executive Officers, the Compensation Committee uses both the objective metrics provided for under the 2011 EICP, as well as, its subjective assessment of the performance of the Company.

When the Compensation Committee evaluates the role of each Named Executive Officer in the performance of the Company it considers both the recommendation and evaluation of such Named Executive Officer by the Chief Executive Officer (the Chief Executive Officer does not evaluate his own performance) and the Compensation Committee’s assessment of each Named Executive Officer’s leadership qualities, paying particular attention to the scope of his or her duties and the collaboration of such Named Executive Officer with other team members.

In establishing compensation levels for the Company’s Named Executive Officers, identified in the Summary Compensation Table, the Compensation Committee considers compensation at eight publicly traded companies in the semiconductor/electronics industries with similar levels of sales and capital. These companies are Advanced Energy Industries, Inc., Axcelis Technologies, Inc., Brooks Automation, Inc., Cabot Microelectronics Corp., Entegris, Inc., FormFactor, Inc., Kulicke & Soffa Industries, Inc., and Veeco Instruments, Inc. Information regarding these companies and their compensation practices is drawn from their proxy statements. The Compensation Committee adjusts executive compensation in connection with this review. Generally, the Compensation Committee believes that the compensation of its executive officers should be set near the median compensation of this comparison group; however, it is also important to the Compensation Committee that compensation reflect individual performance and that may warrant compensation up to 20% above or below the median.

In addition, while establishing its compensation policies for a given year, the Compensation Committee will evaluate the results from the most recent shareholder advisory vote on compensation to consider the implications of such advisory vote for the compensation policies and determine whether changes are appropriate. At the 2017 Annual Shareholders Meeting, over 94% of the votes cast with respect to the advisory vote on executive compensation voted to approve the executive compensation paid in fiscal 2017. In light of this vote, as well as the Compensation Committee’s review of the compensation arrangements discussed above, general market pay practices for its executives, and its assessments of individual and corporate performance, the Compensation Committee determined that no significant change in its compensation policies would be made. The Compensation Committee will consider the results from this year’s and future shareholder advisory votes regarding future executive compensation decisions.

The Compensation Committee does not use tally sheets.

Base Salary

The Compensation Committee evaluates and establishes base salary levels in light of economic conditions (generally and in the regions where executives work) and comparisons to other similarly situated companies. Base salary is designed to recognize an executive’s knowledge, experience level, skill, ability, level of responsibility, and ongoing performance. The Compensation Committee targets base salary for all executives to be at a level consistent with our assessment of their value relative to their peers in the labor market, while also taking into account our need to maintain costs in light of business conditions, and challenging economic times. Any recommendations for salary changes to any Named Executive Officers (other than the Chief Executive Officer) are made by the Chief Executive Officer and presented to the Compensation Committee for approval.

In fiscal year 2018, all Named Executive Officers received a 3% salary increase except for the Executive Chairman who did not receive an increase. The Company announced that the Executive Chairman would no longer be an employee of the Company effective as of January 20, 2018, but would be Chairman of the Company.

There were no other salary increases to date for the Named Executive Officers.

Annual Cash Incentives

Participation in the 2011 EICP is limited to key employees of the Company as designated by the Compensation Committee. The 2011 EICP is administered by the Compensation Committee, which has full power and authority to determine which key employees of the Company receive awards under the 2011 EICP, set performance goals and bonus targets for each fiscal year, interpret and construe the terms of the 2011 EICP and make all determinations it deems necessary in the administration of the 2011 EICP, including any determination with respect to the achievement of performance goals and the application of such achievement to the bonus targets. The 2011 EICP sets out quantitative and qualitative categories of business criteria upon which performance goals are based. The business criteria measures within each category may be assigned different weightings based upon their relative degree of importance as determined by the Compensation Committee.

In the quantitative category, one or more of the following business criteria may be used as performance measures: (i) net sales, (ii) operating income, (iii) net income, (iv) earnings per share of common stock, (v) net cash flows provided by operating activities, (vi) increase in working capital, (vii) return on invested capital, (viii) return on equity, and/or (ix) debt reduction. In the qualitative category, the business criteria relate to objective individual performance, taking into account individual goals and objectives. The performance goals with respect to each category of business criteria are established by the Compensation Committee within ninety days of the commencement of each fiscal year. Annual bonus targets are either expressed as a percentage of current salary or a fixed monetary amount with respect to each performance goal. At the end of each fiscal year for which a bonus may be earned, the Compensation Committee determines each participant’s level of achievement of the established performance goals. Consistent with the relevant provisions of the Dodd-Frank Act, the Company will “clawback”, or retroactively adjust, if the relevant performance measures that awards are based upon are later restated or otherwise adjusted in a manner that would reduce the size of the award or payment. The Compensation Committee may amend or terminate the 2011 EICP at any time provided that no amendment will be effective prior to approval of the Company’s shareholders to the extent such approval is required to preserve deductibility of compensation paid pursuant to the 2011 EICP under Section 162(m) of the Internal Revenue Service Code or otherwise required by law.

The Compensation Committee met in January 2017 and established 4 metrics for fiscal 2017 that were to be used under the 2011 EICP. The goals established for 2017 were to: achieve net income target; achieve EBITDA target; grow FPD market share; and accelerate growth via business development. Below sets forth the targets and the actual performance of the Company against those targets.

Metric	Target	Actual Performance
Achieve EBITDA Target	$115MM	Achieved
Achieve Net Income Target	$15MM	Did not achieve
Grow FPD market share	Competitively Sensitive	Did not achieve
Accelerate growth via business development	Competitively Sensitive	Achieved
(1)	In accordance with Instruction 4 to Item 402 of Regulation S-K, target information has been omitted with criteria involving confidential trade secrets or confidential commercial or financial information, the disclosure of which would result in competitive harm for the Company.

The EBITDA target for fiscal 2017 of $115 million was based on full year performance (EBITDA as defined in our credit agreement, is GAAP net income plus interest expense, income tax expense, depreciation and amortization, plus (less) special items as defined). The other targets were to achieve net income of $15 million based on full year performance (net income defined as net income attributable to Photronics, Inc., which is revenues and income less expenses and net income attributable to non-controlling interests); grow FPD market share; and accelerate growth via business development. Each of the four metrics was given equal weight provided, however, meeting the accelerate growth via business development targets could be given double weight. In order for the Named Executive Officers to be eligible for a cash bonus for fiscal year 2017, the Company was required to meet at least two of the metrics. The maximum amount of bonus payout upon certification of attainment of targets for 2017 for the Named Executive Officers was 50% of the applicable employee’s salary. The Compensation Committee was also permitted to reduce the maximum amount payable to any Named Executive Officer in its sole discretion. In November 2017, the Compensation Committee met and reviewed the metrics established for fiscal year 2017 and also reviewed the performance of the Company as a whole for fiscal year 2017. The Compensation Committee decided to award a bonus of 10% of base salary to the Named Executive Officers based on the achievement of two of the four designated metrics. In addition, the Compensation Committee did increase the bonus amount for certain Named Executive Officers for extraordinary effort and/or achievement associated with the Company’s performance target related to accelerated business development. For example, the Compensation Committee rewarded Dr. Kirlin for the accomplishments achieved by the Company during fiscal year 2017, including successfully executing several customer specific initiatives, the Company’s geographic expansion into China, and the formation of the joint venture with Dai Nippon Printing in China.

The Bonuses awarded to the Named Executive Officers in December of 2017 were as follows:

Ms. Richelle Burr	$40,000
Mr. John P. Jordan	$0	(1)
Dr. Peter Kirlin	$70,000
Mr. Constantine Macricostas	$31,875
Dr. Christopher J. Progler	$35,000
Mr. Sean T. Smith	$0	(2)
(1)	Mr. Jordan became Senior Vice President and Chief Financial Officer on September 5, 2017.
(2)	Mr. Smith retired as Senior Vice President and Chief Financial Officer on December 8, 2017.

In January 2018, the Compensation Committee met and established goals for fiscal 2018 under the 2011 EICP. The goals established for 2018 were to: achieve a specified net income target; achieve a specified EBITDA target; execute the business plans in China; develop and execute growth via business development.

Stock-Based Awards

The Company’s long-term incentive program uses restricted stock and stock options. The plans allow for the grant of stock options and restricted stock awards to directors and executive officers of the Company, as well as, other employees of the Company.

The Compensation Committee believes that the grant of stock options and restricted stock awards provides a strong link between executive compensation and shareholder return, aligning the long-term interests of its executives with those of the Company’s shareholders and thereby promoting strategic planning while minimizing excessive risk.

For the purpose of aiding the Company and its subsidiaries in attracting, retaining, and motivating qualified personnel, the Company adopted a new long term equity incentive compensation plan (the “2016 LTEICP”) in 2016. We believe that the 2016 LTEICP is essential to the Company’s continued success. In addition to stock options, stock appreciation rights, restricted stock, performance shares, and performance units, the 2016 LTEICP also permits the granting of restricted stock units and other equity-based awards. The awards provided under the 2016 LTEICP are vital to our ability to attract and retain the highly skilled individuals to work for the Company and to serve on its Board of Directors.

Administration

The 2016 LTEICP will generally be administered by the Compensation Committee. The Compensation Committee has the authority to determine, subject to the provisions of the 2016 LTEICP, who will be granted awards, the terms and conditions of awards, and the number of shares subject to, or the cash amount payable with respect to, an award. The Compensation Committee may also make factual determinations in connection with the administration or interpretation of the 2016 LTEICP. To the extent not prohibited by applicable laws, rules, and regulations, the Compensation Committee may also, from time to time, delegate some or all of its authority under the 2016 LTEICP to a subcommittee or to other persons or groups of persons as it deems necessary, appropriate, or advisable. Additionally, subject to applicable laws, rules and regulations, any authority or responsibility that, under the terms of the 2016 LTEICP may be exercised by the Compensation Committee, may alternatively be exercised by the Board of Directors of the Company.

Eligibility

The Compensation Committee has the authority under the 2016 LTEICP to select the individuals who will be granted awards from among the officers, employees, directors, non-employee directors, consultants, advisors, and independent contractors of the Company or a subsidiary of the Company.

Number of Shares Available for Issuance

A maximum of four million (4,000,000) shares of Common Stock may be issued under the 2016 LTEICP. Such shares may be authorized but unissued shares, shares previously issued and reacquired by the Company, or both. Any shares subject to awards which, for any reason, expire or are terminated or forfeited, become available again for grant under the 2016 LTEICP. Additionally, shares that are tendered or withheld to pay the exercise price of an award or to satisfy tax withholding obligations and exercised shares covered by a stock-settled stock appreciation right will not be available for issuance pursuant to a new award. The Compensation Committee shall have full authority to determine the effect of a change in control, on the vesting, exercisability, settlement, payment or lapse of restrictions applicable to an award under the 2016 LTEICP.

Types of Awards; Limits

The Compensation Committee may grant the following types of awards under the 2016 LTEICP: options; restricted stock; restricted stock units; stock appreciation rights; performance stock; performance units; and other awards based on, or related to, shares of the Company’s Common Stock. However, the 2016 LTEICP contains various limits with respect to the types of awards, as follows: no more than 2,000,000 shares can be granted as restricted shares and no more than 15% of the shares measured as of the date the 2016 LTEICP was adopted by the Board and approved by the shareholders can be granted to any Participant in any fiscal year; provided, however, that Non-Employee Directors may not receive more than 30,000 shares in any fiscal year.

Stock Options

The granting of equity awards under the 2016 LTEICP is generally decided every December at the Company’s Board of Directors meeting. Such grants are generally granted in January. Grants to executive officers under the 2016 LTEICP are based on job responsibilities and the potential for individual contribution impacting the Company’s overall performance. When considering grants, the Compensation Committee exercises judgment and discretion, generally using a sliding scale approach and also considers previous stock award grants to align generally with its overall compensation philosophy. For example, the Compensation Committee may consider reducing grants in a particular year when a Named Executive Officer has large realizable gains from stock award grants in previous years. The Company generally provides restricted stock awards and stock options pursuant to the terms of the 2016 LTEICP.

The annual option granting process generally begins with the Compensation Committee providing direction to the Chief Executive Officer as to the total number of shares available for grant for the year. The Chief Executive Officer then provides individual grant recommendations to the Compensation Committee (except for his own) for review and approval. The Chief Executive Officer’s recommendation is a subjective evaluation of the Named Executive Officers’ contributions to the Company’s future success, the level of incentive compensation previously received, as well as, the market price of the common stock on the date of grant. The Compensation Committee considers the aggregate number of shares available, the number of shares previously awarded and the number of individuals to whom the Company wishes to grant stock options or restricted stock awards. The Compensation Committee reserves the right to consider any factors it considers relevant under the circumstances then prevailing in reaching its determination regarding the amount of each stock option and/or restricted stock award. Option awards typically vest 25% per year beginning one year after the grant date, with full vesting on the fourth anniversary of the grant date. The options expire ten years after the grant date, unless the employee separates earlier from the Company, at which point the vested options expire 30 days after separation. The exercise price is equal to the closing price of our common stock on the date of grant.

Restricted stock awards typically vest 25% per year beginning one year after the grant date, with full vesting on the fourth anniversary of the grant date. Any shares not fully vested on the date the employee separates from the Company are forfeited.

The Executive Chairman and Chief Executive Officer’s grant is determined by the Compensation Committee at its sole discretion, based on the Compensation Committee’s evaluation of the Executive Chairman and Chief Executive Officer’s expected contribution to the Company’s future success, the level of incentive compensation previously awarded, the overall performance of the Company, a review of the Chief Executive Officer’s peer group compensation, and the market price of the Company’s common stock on the date of grant.

When determining the long-term incentive grants that were decided in December 2017 but awarded in January 2018, the Compensation Committee considered the overall performance of the Company in fiscal 2017. The Compensation Committee also reviewed the options and restricted stock awards that were granted last year, as well as, the cost of option grants to the Company and the fact that the trend in compensation is moving toward more restricted stock grant and less option. The Compensation Committee also reviewed the grant history of the Company’s peers and the compensation given to peer company Named Executive Officers and based on all of its review and analysis decided to grant the following awards to the Named Executive Officers.

Based on the determination of the Compensation Committee, the following Named Executive Officers were awarded the following grants on January 2, 2018:

	Stock Options	Restricted Stock
Ms. Richelle Burr	15,000	15,000
Mr. John P. Jordan(1)	0	0
Dr. Peter Kirlin	15,000	60,000
Mr. Constantine Macricostas(2)	0	0
Dr. Christopher J. Progler	15,000	15,000
Mr. Sean T. Smith(3)	0	0
(1)	Mr. Jordan received 30,000 shares of Restricted Stock on September 5, 2017.
(2)	Mr. Macricostas was no longer Executive Chairman as of January 20, 2018.
(3)	Mr. Smith retired from the Company on December 8, 2017.

The stock options were granted with an exercise price of $8.60 and will expire on January 2, 2028. The shares of restricted stock will vest in four equal increments over the next four years. All stock awards granted are subject to acceptance by the respective recipients of the terms of the stock award agreements. Mr. Macricostas received a grant of 19,000 shares of restricted stock January 20, 2018 as part of his compensation as non-employee director. All director stock awards vest quarterly over a one year period.

Stock Ownership Guidelines

In December of 2015, the Compensation Committee adopted stock ownership guidelines effective for the calendar year 2016. The ownership requirements will be determined as a multiple of base salary or a non-management director’s annual cash retainer converted to a fixed number of shares as follows: Executive Chairman 2x annual base salary; Chief Executive Officer 2x annual base salary; 1x annual base salary for the Company’s Chief Financial Officer; Chief Technology Officer; President of Asia IC Photomask SBU; and General Counsel; and Non-Management Directors 2x annual cash retainer fee. Stock that counts towards satisfaction of guidelines includes shares owned outright by the participant, stock held in Photronics’ Employee Stock Purchase Plan, restricted stock issued or granted, whether or not vested, and shares acquired upon stock option exercises. The stock price used to calculate conversion will be the average stock price over the twenty trading days prior to the given date. Participants have five years to achieve their designated ownership level.

Health and Welfare and Retirement Benefits

The Named Executive Officers participate in a variety of health and welfare and paid time off benefits designed to allow the Company to retain its workforce. The benefits program enjoyed by the Company’s Named Executive Officers is the same as that offered to all other domestic employees.

The Company does not have a defined benefit pension plan or supplemental retirement plan. However, the Company does have a 401K Savings Plan (the “Plan”). The Plan is a 401(k)-compliant plan which enables participating employees to make contributions from their earnings and share in the contributions the Company makes to a trust fund maintained by the trustee. An account in the trust fund is maintained by the trustee for the Plan. All employees are eligible to participate in the Plan, except for nonresident aliens with no United States earned income from the Company and temporary employees or interns. The minimum amount that an employee can contribute is 1% and the maximum amount is 50%. In fiscal year 2017, the Company provided a matching contribution based on the contributions that participating employees made to the Plan. Participating employees received a matching contribution of 50% of the first 4% of their contribution to the Plan.

Employment Agreements

In order to retain the Named Executive Officers and retain continuity of management in the event of an actual or threatened change of control, the Company has entered into employment agreements with each of the Named Executive Officers. Each agreement covers title, duties and responsibilities, and stipulates compensation terms. Each employment agreement also sets forth the severance benefits due in the event of a change in control or termination without cause. These employment agreements are described below under the caption “Certain Agreements.” The estimate of the compensation that would be payable in the event of a change in control or termination without cause is described below under the caption “Potential Payments Upon Termination or Change in Control.” The Compensation Committee believes that these agreements are a competitive requirement to attract and retain highly qualified executive officers. Before authorizing the Company to enter into the employment agreements with the Named Executive Officers, the Compensation Committee analyzed each of the termination and change in control arrangements and determined that each arrangement was advisable and appropriate under the circumstances of the Company and given the circumstances of each of the individual Named Executive Officers. The Compensation Committee will review these arrangements again upon the renewal of each employment agreement.

Perquisites

The Company offers very limited perquisites to its executive officers. The use of a company car or a car allowance to employees is provided to the Named Executive Officers as indicated in the Summary Compensation Table.

Tax and Accounting Impact on Compensation

Financial reporting and income tax consequences to the Company of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the Named Executive Officers while attempting to ensure the deductibility of such compensation – at the same time ensuring an appropriate and transparent impact on reported earnings and other closely followed financial measures.

Section 162(m) of the Internal Revenue Code limits the amount of compensation paid to each Named Executive Officer that may be deducted by the Company to $1 million in any year. For the fiscal year, there is an exception to the $1 million limitation for performance-based compensation that meets certain requirements. Historically, the compensation paid to our executive officers has not exceeded this limit due to the performance based exception. To the extent that it is practicable and consistent with the Company’s executive compensation philosophy, the Company intends to design its executive officer compensation policy to ensure the deductibility of such compensation under Section 162(m) or if it is determined not to be in the best interest of shareholders, the Compensation Committee will abide by its compensation philosophy even if it results in a loss of deductibility.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in these Proxy Materials.

Respectfully submitted,

Walter M. Fiederowicz, Chairman
Joseph A. Fiorita, Jr.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding compensation paid or accrued by the Company for services rendered for the three-year period ended October 29, 2017, to each of the individuals who served (i) as the Chief Executive Officer; (ii) Chief Financial Officer and (iii) the other most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Richelle Burr	2017	260,000	40,000	170,250	53,940	14,200	(3)	538,390
Vice President, General Counsel	2016	260,000		51,553	118,881	14,366	(3)	444,800
and Secretary	2015	254,808	67,300	34,294	96,975	12,000	(3)	465,377

John P. Jordan Senior Vice President, Chief Financial Officer	2017	39,808		232,500		2,000	(4)	274,308

Peter S. Kirlin	2017	575,000	70,000	425,625	103,385	8,137	(5)	1,182,147
Chief Executive Officer	2016	569,230		151,625	279,720	8,038	(5)	1,008,613
	2015	489,115	150,000	150,125	343,755	14,300	(5)	1,147,295

Constantine S. Macricostas	2017	425,000	31,875	141,875	143,840	21,982	(6)	764,572
Executive Chairman	2016	423,270		151,625	186,480	21,982	(6)	783,357
	2015	518,308	110,000	82,300	232,740	22,796	(6)	966,144

Christopher J. Progler	2017	337,365	35,000	170,250	53,940	17,527	(7)	614,082
Vice President, Chief	2016	337,365		67,928	153,846	17,173	(7)	576,312
Technology Officer, Strategic	2015	331,250	90,000	45,265	128,007	17,300	(7)	611,822
Planning

Sean T. Smith	2017	383,222		181,600	79,112	5,400	(8)	649,334
Senior Vice President, Chief	2016	389,267		77,329	178,322	11,295	(8)	656,213
Financial Officer	2015	382,211	67,000	51,438	145,463	12,819	(8)	658,931
(1)	The amounts shown in the “Stock Awards” column represents the closing price of the Company’s Common Stock on the date of grant multiplied by the number of shares awarded in accordance with ASC No. 718.
(2)	The amounts included in this column represent the grant date fair value of the options calculated in accordance with ASC No. 718. The assumptions used in determining the fair value of these options are set forth in Note 8 of the Company’s Annual Report on Form 10-K.
(3)	Represents car allowance, matching contribution pursuant to the Company’s 401(k) Savings and Profit Sharing Plan, and other Company sponsored benefits.
(4)	Represents car allowance.
(5)	Represents car allowance for personal use of a Company car and matching contribution pursuant to the Company’s 401(k) Savings, and Profit Sharing Plan and other Company sponsored benefits.
(6)	Represents allowance for personal use of a Company car and medical reimbursements.
(7)	Represents car allowance and matching contribution pursuant to the Company’s 401(k) Savings and Profit Sharing Plan, and other Company sponsored benefits.
(8)	Represents allowance for personal use of a Company car and matching contribution pursuant to the Company’s 401(k) Savings, and Profit Sharing Plan, and other Company sponsored benefits.

GRANT OF PLAN-BASED AWARDS TABLE

During the fiscal year ended October 29, 2017, the following plan-based awards were granted to the Named Executive Officers

Name	Grant Date	Stock Option Awards (#)(1)	Restricted Stock Awards: Number of Shares of Stock(1)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards $
Richelle Burr	01/03/2017	15,000	15,000	11.35	224,190

John P. Jordan	09/05/2017		30,000	7.75	232,500

Peter S. Kirlin	01/03/2017	28,750	37,500	11.35	529,010

Constantine S. Macricostas	01/03/2017	40,000	12,500	11.35	285,715

Christopher J. Progler	01/03/2017	15,000	15,000	11.35	224,190

Sean T. Smith	01/03/2017	22,000	16,000	11.35	260,712
(1)	The number of shares of Common Stock underlying each option is equal to such number of options.

See the Compensation Discussion and Analysis for an explanation of the amount of salary and bonus in proportion to total compensation and a description of the material terms of plan based awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Grant Date	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options(1) (#) Un- exercisable	Option Exercise Price ($)	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Richelle Burr	12/10/2010	15,000		6.71	12/10/2020
	12/9/2011	15,000		6.32	12/09/2021
	12/7/2012	5,625		5.46	12/7/2022
	12/7/2012					2,000	(2)	19,100
	12/13/2013	18,750	6,250	8.86	12/13/2023
	12/13/2013					2,084	(2)	19,902
	12/19/2014	12,500	12,500	8.23	12/19/2024
	12/19/2014					3,126	(2)	29,853
	1/4/2016	6,375	19,125	12.13	1/4/2026
	1/4/2016					4,250	(2)	40,588
	1/3/2017		15,000	11.35	1/3/2027
	1/3/2017					15,000	(2)	143,250

John P. Jordan	9/5/2017					30,000		286,500

Peter S. Kirlin	12/10/2010	20,000		6.71	12/10/2020
	12/9/2011	20,000		6.32	12/9/2021
	12/7/2012	33,000		5.46	12/7/2022
	12/13/2013	33,750	11,250	8.86	12/13/2023
	12/13/2013					1,875	(2)	17,906
	12/19/2014	22,500	22,500	8.23	12/19/2024
	12/19/2014					3,750	(2)	35,813
	5/4/2015	25,000	25,000	8.84	5/4/2025
	5/4/2015					5,000	(2)	47,750
	1/4/2016	15,000	45,000	12.13	1/4/2026
	1/4/2016					9,375	(2)	89,531
	1/3/2017		28,750	11.35	1/3/2027
	1/3/2017					37,500	(2)	358,125

Constantine S. Macricostas	12/21/2009	225,000		4.42	12/21/2019
	12/10/2010	112,500		6.71	12/10/2020
	12/9/2011	112,500		6.32	12/9/2021
	12/7/2012	60,000		5.46	12/7/2022
	12/13/2013	45,000	15,000	8.86	12/13/2023
	12/13/2013					2,500	(2)	23,875
	12/19/2014	30,000	30,000	8.23	12/19/2024
	12/19/2014					5,000	(2)	47,750
	1/4/2016	10,000	30,000	12.13	1/4/2026
	1/4/2016					9,375	(2)	89,531
	1/3/2017	5,000	35,000	11.35	1/3/2027
	1/3/2017					10,937	(2)	104,448

	Option Awards					Stock Awards
Name	Grant Date	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options(1) (#) Un- exercisable	Option Exercise Price ($)	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Christopher J. Progler	11/10/2008	27,000		0.76	11/10/2018
	12/21/2009	28,750		4.42	12/21/2019
	12/10/2010	13,185		6.71	12/10/2020
	12/9/2011	17,500		6.32	12/9/2021
	12/7/2012	26,450		5.46	12/7/2022
	12/13/2013	24,750	8,250	8.86	12/13/2023
	12/13/2013					1,375(2)	13,131
	12/19/2014	16,500	16,500	8.23	12/19/2024
	12/19/2014					2,750(2)	26,263
	1/4/2016	8,250	24,750	12.13	1/4/2026
	1/4/2016					4,200(2)	40,110
	1/3/2017		15,000	11.35	1/3/2027
	1/3/2017					15,000(2)	143,250

Sean T. Smith	12/10/2010	25,000		6.71	12/10/2020
	12/9/2011	25,000		6.32	12/9/2021
	12/7/2012	18,750		5.46	12/7/2022
	12/13/2013	28,125	9,375	8.86	12/13/2023
	12/13/2013					1,563(2)	14,927
	12/19/2014	18,750	18,750	8.23	12/19/2024
	12/19/2014					3,125(2)	29,844
	1/4/2016	9,562	28,688	12.13	1/4/2026
	1/4/2016					4,782(2)	45,668
	1/3/2017		22,000	11.35	1/3/2027
	1/3/2017					16,000(2)	152,800
(1)	The options vest 25% on each of the first 4 anniversaries of the date of the grant.
(2)	Represents restricted stock awards which vest 25% on each of the first 4 anniversaries of the date of the grant.

OPTION EXERCISES AND STOCK VESTED
FISCAL YEAR ENDED OCTOBER 29, 2017

	Option Awards		Stock Awards
Name (a)	No. of Shares Acquired On Exercise (#)(b)	Value Realized on Exercise ($)(c)	No. of Shares Acquired on Vesting (#)(d)	Value Realized on Vesting ($)(e)
Richelle Burr	10,275	104,767	5,146	57,119

John P. Jordan	0	0	0	0

Peter S. Kirlin	15,000	169,942	12,125	136,044

Constantine S. Macricostas	0	0	13,125	145,688

Christopher J. Progler	12,000	115,800	6,650	73,889

Sean T. Smith	33,750	344,778	8,093	89,623

CERTAIN AGREEMENTS

Ms. Burr and the Company entered into a 3 year employment agreement dated May 21, 2010. The agreement provided for a base salary of $170,000. The Compensation Committee or the Board of Directors reviews Ms. Burr’s base salary from time to time in accordance with normal business practices of the Company and as a result of such review may increase her base salary. Ms. Burr’s current base salary is $267,800. Ms. Burr received a bonus of $40,000 in December 2017 and a 3% increase was granted in January 2018. Ms. Burr’s agreement is automatically extended for consecutive 1 year periods unless the Company gives at least 30 days’ notice of its intent not to renew. Ms. Burr is entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. Ms. Burr is also entitled to receive an automobile allowance or company car in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than for “cause” or Ms. Burr resigns for “good reason”, Ms. Burr will receive a payment equal to 100% of her base salary paid out over 12 months. The agreement also provides severance payments equal to 150% of her base salary payable over 18 months in the event of involuntary termination other than for “cause” (including a resignation for “good reason”) following a “change in control” and Ms. Burr’s stock options or similar rights will become immediately vested. Ms. Burr has agreed not to engage in any activity that competes with the Company’s business during the term of her employment agreement and for twelve months thereafter.

Dr. Kirlin and the Company entered into a three year employment agreement dated May 21, 2010 which was amended May 4, 2015. The agreement provided for a base salary of $525,000. The Compensation Committee or the Board of Directors reviews Dr. Kirlin’s base salary from time to time in accordance with normal business practices of the Company and as a result of such review may increase his base salary. Dr. Kirlin’s current base salary is $592,250. Dr. Kirlin received a bonus of $70,000.00 in December 2017 and a 3% increase in January 2018. Dr. Kirlin’s agreement is automatically extended for consecutive 1 year periods unless the Company gives at least 30 days’ notice of its intent not to renew. Dr. Kirlin is entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. Dr. Kirlin is also entitled to receive an automobile allowance or company car in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than for “cause,” or Dr. Kirlin resigns for “good reason,” Dr. Kirlin will receive a payment equal to 100% of his base salary paid out over twelve months. The agreement also provides severance payments equal to 150% of his base salary payable over 18 months in the event of involuntary termination other than for “cause” (including a resignation for “good reason”) following a “change in control” and Dr. Kirlin’s stock options or similar rights will become immediately vested. Dr. Kirlin has agreed not to engage in any activity that competes with the Company’s business during the term of his employment agreement and for twelve months thereafter.

Dr. Progler and the Company entered into a three year employment agreement dated September 10, 2007. The agreement provided for a base salary of $243,000 per year. The Compensation Committee or the Board of Directors reviews Dr. Progler’s base salary from time to time in accordance with normal business practices of the Company, and as a result of such reviews may increase his base salary. Dr. Progler’s current base salary is $347,485, which reflects a 3% salary increase in January 2018. Dr. Progler received a bonus of $35,000 in December 2017. The agreement is automatically extended for consecutive 1 year periods unless the Company gives at least 30 days’ notice of its intent not to renew. Dr. Progler is entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. Dr. Progler is also entitled to receive an automobile allowance or company car in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than for “cause” or Mr. Progler resigns for “good reason”, Mr. Progler will receive a payment equal to 100% of his base salary paid out over 12 months. The agreement also provides severance payments equal to 150% of his base salary payable over 18 months in the event of involuntary termination other than for “cause” (including a resignation for “good reason”) following a “change in control” and Mr. Progler’s stock options or similar rights will become immediately vested. Mr. Progler has agreed not to engage in any activity that competes with the Company’s business during the term of his employment agreement and for twelve months thereafter.

John P. Jordan and the Company entered into a three year employment agreement dated September 5, 2017. The agreement provided for a base salary of $345,000 per year. The Compensation Committee or the Board of Directors will review Mr. Jordan’s base salary from time to time in accordance with normal business practices of the Company, and as a result of such reviews, may increase his base salary. The agreement is automatically extended for consecutive 1 year periods unless the Company gives at least 30 days’ notice of its intent not to renew. Mr. Jordan is entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. Mr. Jordan is also entitled to receive an automobile allowance in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than for “cause,” or Mr. Jordan resigns for “good reason,” Mr. Jordan will receive a payment equal to 100% of his base salary paid out over 12 months. The agreement also provides severance payments equal to 150% of his base salary payable over 18 months in the event of involuntary termination other than for “cause” (including a resignation for “good reason”) following a “change in control” and Mr. Jordan’s stock options or similar rights will become immediately vested. Mr. Jordan has agreed not to engage in any activity that competes with the Company’s business during the term of his employment agreement and for twelve months thereafter.

For purposes of the foregoing, “good reason” means the relocation of the Company’s principal executive offices outside the United States without the employee’s consent or any reduction in his salary or health benefits without the employee’s consent.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	No. of Shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	No. of Shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column) (c)
Equity Compensation Plan Approved by Shareholders	3,684,416	$8.33	3,429,634	(1)

Equity Compensation Plans Not Approved by Shareholders	0	0	0

Total	3,684,416	$8.33	3,429,634
(1)	Represents shares of Photronics Common Stock issuable pursuant to future issuance under the Company’s 2016 Long Term Equity Incentive Plan (the “LTEIP”) and shares available under the Company’s Employee Stock Purchase Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Ms. Burr, Dr. Kirlin, Dr. Progler, and Mr. Jordan have employment agreements with the Company that provide for severance payments in the event of termination by the Company without cause, termination upon a change of control, or resignation by such Named Executive Officer with good reason. The employment agreements are further described above under the caption “Certain Agreements”.

The table below was prepared as if the Named Executives Officer’s employment was terminated as of October 29, 2017, the last business day of our 2017 fiscal year and, if applicable, a change in control occurred on that date. The table also utilizes the closing share price of Photronics Common Stock on October 29, 2017.

Name	Severance Payment ($)(1)	Benefit Plans ($)(2)	Options ($)(3)	Restricted Stock ($)(4)	Total ($)
Richelle Burr
Termination without cause or resignation for good reason.	260,000	18,000			278,000
Termination upon change of control	390,000	18,000	20,813	203,549	632,362

John P. Jordan
Termination without cause or resignation for good reason.	345,000	18,000			363,000
Termination upon change of control	517,500	18,000		286,500	822,000

Peter S. Kirlin
Termination without cause or resignation for good reason.	575,000	18,000			593,000
Termination upon change of control	862,500	18,000	55,213	549,125	1,484,838

Christopher J. Progler
Termination without cause or resignation for good reason.	337,365	18,000			353,365
Termination upon change of control	506,048	18,000	27,473	222,754	774,275
(1)	Assumes no bonus will be paid as part of the severance payment. The calculation was based on base salary for fiscal 2017.
(2)	Assumes a payment of $1,500 per month for COBRA premiums for 12 months.
(3)	The value of options assumes all outstanding option awards that are in the money and as of October 29, 2017 were immediately vested upon the change of control, regardless of whether termination of employment, for any reason, has occurred, as provided under the Company’s stock incentive plans. The amount is calculated by multiplying the amount of unvested options granted by the closing price on the date of grant and then deducting that number from the number of unvested options granted multiplied by the closing share price on October 29, 2017. The closing price on the date of grant was $8.86 for the award granted on December 13, 2013, $8.23 for the award granted on December 19, 2014, $12.13 for the award granted on January 4, 2016, and $11.35 for the award granted on January 3, 2017. The closing price on October 29, 2017 was $9.55.
(4)	The value of restricted stock assumes all unvested outstanding awards as of October 29, 2017, were immediately vested upon the change of control, regardless of whether termination of employment, for any reason has occurred, as provided under the Company’s stock incentive plans. In the case of restricted stock the value is based on the number of outstanding shares that would not ordinarily have vested as of October 29, 2017, multiplied by $9.55, the applicable closing share price on October 29, 2017.

DIRECTORS’ COMPENSATION

Directors who are not employees of the Company each received an annual retainer of $40,000, in addition to, a fee of $4,000 for each Board meeting attended in fiscal 2017.

Grants of stock as part of the Directors’ annual compensation are generally made at the first Board meeting of the Company’s fiscal year. For fiscal 2017 each Director received a restricted stock award of 12,000 shares. The restrictions on the awards lapse quarterly over the one-year service period. We believe that providing part of the directors’ annual retainer compensation in the form of equity rather than cash serves to align the interest of our directors with our shareholders as they become shareholders themselves.

Directors who are also employees of the Company are not compensated for serving on the Board.

In fiscal 2017, the Chairman of the Audit Committee received an additional annual retainer of $40,000 and the Vice Chairman received an additional annual retainer of $20,000. In fiscal 2017, the other member of the Audit Committee received an additional annual retainer of $15,000. Members of the Audit Committee receive a per diem payment of $1,250 for travel in connection with the Audit Committee and for Board of Director assignments. The Chairman of the Compensation Committee received an additional annual retainer of $40,000 and the Vice Chairman of the Compensation Committee receives an additional annual retainer of $20,000. In fiscal 2017, the Chairman of the Strategic Planning and Development Committee received an additional annual retainer of $15,000 and the Vice Chairman received an additional annual retainer of $10,000. In fiscal 2017, the Chairman of the Nominating Committee received an additional annual retainer of $20,000 and the Vice Chairman received an additional annual retainer of $10,000. From time to time, management may request the involvement of one or more directors outside of board meetings in connection with the development or consideration of strategic initiatives. The directors are paid an additional $2,500 per diem prorated fee for the time devoted to such matters.

At the meeting of the Board of Directors held in December 2017, the Compensation Committee recommended to the Board the compensation to be paid to the Board for fiscal 2018. The Board, after considering this recommendation, then established the annual compensation for the directors. When assessing the directors’ compensation, the Compensation Committee reviews the compensation of the directors of its peer group (the peer group is described above in the Compensation Discussion and Analysis), reviewing each element of director compensation including the annual retainer, the committee chair retainer, meeting fees and equity awards to determine whether the amount is competitive and reasonable for the services provided by the directors. We provide higher annual retainers for service as the Chair(s) of the Audit and Compensation Committee. We believe that providing part of the directors’ annual retainer compensation in the form of equity rather than cash serves to align the interests of our directors with our shareholders as they become shareholders themselves. The annual retainer for Directors who are not employees for 2018 is $40,000 and a meeting fee of $4,000 per meeting. Grants of stock as part of the Directors’ annual compensation are generally made at the first Board meeting of the Company’s fiscal year. For fiscal 2018, each Director received a restricted stock award of 12,000 shares in January 2018. The restrictions on the awards lapse quarterly over the one-year service period.

In fiscal 2018, the Chairman of the Audit Committee will receive an additional annual retainer of $40,000 and the Vice Chairman will receive an additional annual retainer of $20,000. In fiscal 2018, the other member of the Audit Committee will receive an additional annual retainer of $15,000. Members of the Audit Committee receive a per diem payment of $1,250 for travel in connection with the Audit Committee and for Board of Director assignments. The Chairman of the Compensation Committee will receive an additional annual retainer of $40,000 and the Vice Chairman of the Compensation Committee will receive an additional annual retainer of $20,000. In fiscal 2018, the Chairman of the Strategic Planning and Development Committee will receive an additional annual retainer of $15,000 and the Vice Chairman will receive an additional annual retainer of $10,000. In fiscal 2018, the Chairman of the Nominating Committee will receive an additional annual retainer of $20,000 and the Vice Chairman will receive an additional annual retainer of $10,000. In fiscal 2018, the Chairman of the Cyber Security Committee will receive an additional annual retainer of $15,000 and the other member of the Cyber Security Committee will receive a retainer of $10,000. From time to time, management may request the involvement of one or more directors outside of board meetings in connection with the development or consideration of strategic initiatives. The directors may earn an additional $2,500 per diem prorated fee for the time devoted to such matters.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Walter M. Fiederowicz	126,250(2)	136,200	262,450
Joseph A. Fiorita	126,250(3)	136,200	262,450
George Macricostas	66,000(4)	136,200	202,200
Mitchell G. Tyson	101,250(5)	136,200	237,450
Liang-Choo Hsia	85,000(6)	136,200	221,200
(1)	The amounts shown for each director represents 12,000 shares of restricted stock granted on January 3, 2017 with a closing stock price of $11.35. The restricted stock vests quarterly over a year.
(2)	Represents $40,000 as an annual retainer, $40,000 as Chairman of the Compensation Committee, $20,000 as Vice Chairman of the Audit Committee, and $20,000 for meeting fees (5 meetings at $4,000 per meeting), and $6,250 ($1,250 per day for 6 days in connection with Audit Committee assignments).
(3)	Represents $40,000 as an annual retainer, $40,000 as Chairman of the Audit Committee, $20,000 as Vice Chairman of the Compensation Committee, and $20,000 for meeting fees (5 meetings at $4,000 per meeting), and $6,250 ($1,250 per day for 6 days in connection with Audit Committee assignments).
(4)	Represents $40,000 as an annual retainer and $10,000 as a member of the Strategic Planning and Technology Development Committee and $16,000 for meeting fees (4 meetings at $4,000 per meeting).
(5)	Represents $40,000 as an annual retainer and $15,000 as a member of the Audit Committee, $20,000 as Chairman of the Nominating Committee, and $20,000 for meeting fees (5 meetings at $4,000 per meeting), and $6,250 ($1,250 per day for 6 days in connection with Audit Committee assignments).
(6)	Represents $40,000 as an annual retainer, $15,000 as Chairman of the Strategic Planning and Technology Development Committee, $10,000 as Member of the Nominating Committee, and $20,000 for meeting fees (5 meetings at $4,000 per meeting).

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2017, no members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries. During fiscal 2017, no executive officers of the Company served on the Compensation Committee or the Board of Directors of another entity whose executive officers served on the Company’s Compensation Committee.

PROPOSAL 2
RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP (“D&T”), independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending October 28, 2018. We are asking you to ratify this selection at the meeting.

A representative of D&T will attend the meeting to answer appropriate questions and may make a statement.

Approval of this proposal to ratify the appointment of D&T requires a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” this proposal to ratify the selection of D&T as independent registered public accountants for Photronics, Inc. and its subsidiaries for the fiscal year ending October 28, 2018.

PROPOSAL 3
TO APPROVE, BY NON-BINDING VOTE, THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS

Pursuant to the Dodd-Frank Act, we are asking our shareholders to provide advisory approval of the compensation of our Named Executive Officers, as we have described it in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 12. While this vote is advisory, and not binding on the Company, it will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies, and practices which the Compensation Committee will be able to consider when determining executive compensation for the remainder of fiscal 2018 and beyond. For the reasons stated below, we are requesting your approval of the following non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

The compensation of our Named Executive Officers and our compensation philosophy policies are comprehensively described in the Compensation Discussion and Analysis, and its accompanying tables (including all footnotes).

The Compensation Committee designs our compensation policies for our Named Executive Officers to create executive compensation arrangements that are competitive, align pay with creating shareholder value and balance compensation risk appropriately in the context of the Company’s business strategy. Based on its review of the total compensation of our Named Executive Officers for fiscal year 2017, the Compensation Committee believes that the total compensation for each of the Named Executive Officers is reasonable and effectively achieves the designed objectives of driving Company performance, attracting, retaining and motivating our people, aligning our executives with shareholders’ long-term interests, and discouraging excessive risk taking.

Neither the approval nor the disapproval of this resolution will be binding on us or the Board of Directors or will be construed as overruling a decision by us or the Board of Directors. Neither the approval nor the disapproval of this resolution will create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVING THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

RELATED PARTY TRANSACTIONS

The Company has an operating policy the purpose of which is to ensure that contracts with entities in which any director, officer, or other member of management has a financial interest are competitively priced and commercially reasonable. Under the policy, any such contract must be reviewed and approved in advance by the Audit Committee. To the extent that anyone on the Audit Committee is the person with a financial interest, the Chief Executive Officer and Chief Financial Officer of the Company will obtain independent assessment of the commercial reasonableness of the contract when considered necessary.

The Company believes that the terms of the transactions described below with affiliated persons were negotiated at arm’s length and were no less favorable to the Company than the Company could have obtained from non-affiliated parties.

Mr. Constantine Macricostas was a director of RagingWire, an entity that provided secure managed information technology services to Photronics in fiscal years 2016 and 2015. Mr. George Macricostas was the chief executive officer and chairman of the board of RagingWire. We had contracted with RagingWire since 2002 for services it provided to all of our facilities. In fiscal years 2016 and 2015, we incurred expenses for services provided by RagingWire of $0.2 million and $1.0 million, respectively.

In July 2016, we entered into a contract for information technology services with NTT Communications, the parent entity of RagingWire for which Mr. George Macricostas serves as the executive chairman of the board and director of a wholly owned subsidiary of RagingWire. During fiscal years 2017 and 2016, we incurred expenses of $0.5 million and $0.3 million, respectively with NTT Communications, and had payables outstanding to NTT Communications of $0.2 million at October 30, 2016.

We purchase photomask blanks from S&S Tech which Dr. Soo Hong Joeng, former employee of our majority held subsidiary in Korea, PK Ltd. (PKL), is a significant shareholder. The Company purchased $4.5 million of photomask blanks from S&S Tech during the period in 2017 when Dr. Jeong was employed by us, and $16.3 million and $20.2 million in 2016 and 2015, respectively, for which the amount owed to S&S Tech was $2.7 million at October 30, 2016 (the last reported date at which this entity was a related party to Photronics).

On January 20, 2018, the Company entered into an agreement pursuant to which Mr. Macricostas will provide consulting services to the Company through DEMA Associate, LLC. Compensation for such services will be US$390,000 per year for forty hours per month.

We believe that the terms of our transactions with the related parties described above were negotiated at arm’s length and were no less favorable to us than terms we could have obtained from unrelated third parties.

SOLICITATION OF PROXIES AND COSTS THEREOF

We will bear the costs of solicitation of proxies. We have engaged The Proxy Advisory Group, LLC® to assist us with the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements both of which are not expected to exceed $25,500 in the aggregate. In addition to solicitations by mail, The Proxy Advisory Group, LLC and certain of our officers may solicit proxies by telephone, email and personal interviews without additional remuneration. We will request brokers, custodians, and fiduciaries to forward proxy solicitation material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

As of the date of this proxy statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting of Shareholders other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting of Shareholders the persons named in the proxy will act in respect thereof in accordance with their best judgment.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file an initial report of beneficial ownership on Form 3 and changes in beneficial ownership on Form 4 or 5 with the SEC. Executive officers, directors and greater than ten percent shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the last fiscal year, all filing requirements applicable to its executive officers, directors, and ten percent shareholders were timely except for three late Form 5 filings.

FORM 10-K AND ADDITIONAL INFORMATION

The Company’s annual report filed with the SEC on Form 10-K for the year ended October 29, 2017 which includes audited financial statements and financial statement schedules, will be furnished, free of charge, upon written request directed to the Secretary, Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804 (203-775-9000).

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

The Company has adopted a procedure approved by the SEC called “householding” which will reduce our printing costs and postage fees. Under this procedure, multiple shareholders residing at the same address will receive a single copy of the annual report and proxy statement unless the shareholder notifies the Company that they wish to receive individual copies. Shareholders may revoke their consent to householding at any time by contacting Broadridge Financial Services, Inc. either by calling toll-free at (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. The Company will remove you from the householding program within 30 days of receipt of your response, following which you will receive an individual copy of our disclosure document.

SHAREHOLDER PROPOSALS

Under Rule 14a-8 shareholder proposals intended for inclusion in the Company’s proxy statement for the 2019 Annual Meeting of Shareholders must be received by the Company no later than October 26, 2018 and must meet certain requirements of applicable laws and regulations in order to be considered for possible inclusion in the proxy statement for that meeting. Proposals may be mailed to Photronics, Inc. to the attention of the Secretary, 15 Secor Road, Brookfield, Connecticut 06804. A nomination by a qualifying shareholder may be made only pursuant to timely notice (in the same time frame as a shareholder proposal) in proper written form to the Secretary.

The graph below presents a five year comparison of the total cumulative return on the Company’s common stock in comparison to returns on the NASDAQ Composite indices. The comparison assumes an initial investment of $100 and the reinvestment of dividends. The graph and other information included under this section should not be deemed to be “soliciting material” or be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities and Exchange Act of 1934, as amended.

Comparison of Five-Year Cumulative Total Return
Based upon an initial investment of $100 on October 30, 2012 with dividends reinvested

$370
$330
$290
$250
$210
$170
$130
$90
$50
2012
2013
2014
2015
2016
2017
PLAB
NASDAQ Composite Index
Semiconductor Sector Index (SOXX)

PHOTRONICS

PHOTRONICS, INC.
ATTN: RICHELLE BURR
15 SECOR ROAD
BROOKFIELD,CT 06804

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 03/21/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 03/21/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Walter M. Fiederowicz
02 Joseph A. Fiorita, Jr.
03 Liang-Choo Hsia
04 Peter S. Kirlin
05 Constantine Macricostas
06 George Macricostas
07 Mitchell G. Tyson

The Board of Directors recommends you vote FOR proposals 2. and 3..

	For	Against	Abstain
2. To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending October 28, 2018.	☐	☐	☐
3. To approve, by non-binding advisory vote, executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000356986_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Proxy Statement/10-K Report is available at www.proxyvote.com

PHOTRONICS, INC.
Annual Meeting of Shareholders
March 22, 2018 8:30 AM

The undersigned hereby appoints Richelle E. Burr and John P. Jordan, or either one of them acting in the absence of the other, with full power of substitution, as proxies of the undersigned, and hereby authorizes each or either of them to vote, as designated on the other side, all shares of Common Stock of Photronics, Inc., which the undersigned is entitled to vote if personally present at the 2018 Annual Meeting of Shareholders of Photronics, Inc. to be held at 8:30 a.m. Eastern Time on March 22, 2018, at Jupiter Beach Resort, Lighthouse Boardroom, Second Floor, 5 North A1A, Jupiter, FL 33477, and any adjournments or postponements thereof.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000356986_2 R1.0.1.17